Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”)
is entered into as of March 31, 2022 (the “Execution Date”), by and between Callodine MidCo, Inc. (“MidCo,” together with its successors and assigns, the “Company”), and Marc Mayer (the “Executive”).

RECITALS

WHEREAS, Manning & Napier, Inc. (“Manning & Napier”) and the Executive previously entered into an Employment Agreement, effective as of January 30, 2019, and amended as of December 31, 2020 (the “Prior Agreement”);

WHEREAS, following consummation of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Manning & Napier, MidCo, Callodine MN Holdings, Inc. (“TopCo”), and the other signatories thereto (the “Merger”), TopCo and MidCo desire that the Executive continue to be an employee of Manning & Napier upon the terms and conditions of this Agreement as of the Effective Date (defined below); and

WHEREAS, TopCo, MidCo and the Executive wish for this Agreement to replace and supersede the Prior Agreement as of the Effective Date, but for clarity, prior to the Effective Date, the Prior Agreement shall remain fully in force and effect between the parties hereto, subject only to the Executive’s waiver set forth in Section 1.1 hereof.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment.

1.1.Prior Good Reason Waiver. The Executive hereby waives any right to resign for “Good Reason” under the terms of the Prior Agreement as of the Execution Date hereof; provided, however, that in the event that the Merger does not close, then the foregoing waiver shall be null and void as of the termination of the Merger Agreement.

1.2.Effective Date. Except for the waiver in Section 1.1 above, this Agreement is contingent and will become effective only upon the closing of the Merger, and in the event that the Merger does not close, then this Agreement shall terminate as of the termination of the Merger Agreement, and the parties shall have no further obligations hereunder. Except for the waiver in Section 1.1 above, the effective date of this Agreement (“Effective Date”) shall be the date on which the Company Merger Effective Time (as defined in the Merger Agreement) occurs. On the Effective Date, MidCo and the Executive agree that this Agreement shall be automatically assigned to Manning & Napier and shall inure to the benefit of and shall be binding upon Manning & Napier. The Executive agrees to execute such documents as may be reasonably requested by MidCo to memorialize such assignment. As of the Effective Date, “Company” shall mean Manning & Napier, its successors and assigns.

1.3.Term. As of the Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. The Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the date on which the term of employment is terminated in accordance with Section 5. The Executive’s employment with the Company shall be on an “at-will” basis.

1.4.Executive Representations.

(a)The Executive represents and warrants to the Company that he may enter into and fully perform all of his obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to the Executive, or (ii) any agreement, contract, obligation, or understanding to which the Executive is a party or may be bound. Upon any breach or inaccuracy of the foregoing, the terms and benefits of this Agreement shall be null and void. The Executive shall indemnify and hold harmless the Company from and against any and all claims, liabilities, damages and reasonable costs of defense and investigation arising out of any breach or inaccuracy in any of the foregoing representations.

(b)The Executive hereby confirms that he is generally familiar with the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisors Act of 1940, all as amended, applicable state securities laws, the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and the rules and regulations thereunder, and with the Company’s Code of Business Conduct and Ethics. The Executive further acknowledges that compliance with applicable federal and state laws, rules and regulations — including, without limitation, applicable provisions of securities, antifraud, and ERISA statutes and/or regulations — is vital to the business of the Company. The Executive will at all times (i) conduct himself in accordance with, and will not violate, such laws, rules, regulations, and Code of Business Conduct and Ethics, (ii) not make any material statements to prospective or current customers of the Company without a reasonable factual basis therefor, and (iii) not omit to make any material statement to prospective or current customers necessary to avoid causing any other statements made by the Executive to be misleading. The Executive agrees that any material violation of this Section 1.4(b), among others, shall be Cause for termination under the terms of this Agreement.

2.Position, Duties and Responsibilities.

2.1.Position and Duties. During the Term, the Company shall employ the Executive in the capacity of the Chief Executive Officer of the Company, subject to the reasonable and lawful control and direction of the Board of Directors of TopCo (the “Board”). The Executive will report only to the Board. The Executive shall also have such other duties, powers, and authority as are commensurate with his position as Chief Executive Officer, and such other duties and responsibilities that are commensurate with his position as are reasonably and specifically delegated to him from time to time by the Board within the scope of his employment as Chief Executive Officer of the Company.

1.2.Exclusive Services and Efforts. The Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention to the business and affairs of the Company. The Executive shall not own an interest in any outside business nor engage in expectation of compensation or profit in any other outside professional activities (including, but not limited to: investment research, advisory or banking services; the underwriting, offer or sale of securities; merchant banking or business consulting services), whether pre-existing to this Agreement or otherwise, without the prior written consent of the Company, except for ownership of less than five percent of the issued and outstanding securities of a publicly traded company, subject to the Company’s trading policies. Any and all licenses to conduct business shall be disclosed to the Company or an affiliate unless the prior written consent of the Company has been obtained to do otherwise. The Executive is expressly permitted to participate in community, charitable and not-for-profit organizations and boards of directors during the Term so long as such activities do not interfere with his duties hereunder. In addition, the Executive shall be permitted to manage his personal finances.

1.3.Compliance with Company Policies. The Executive shall be subject to the bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Business Conduct and Ethics. The Executive’s material violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

1.4.Location of Employment. The Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Fairport, New York; provided that at his discretion, the Executive shall be entitled to work remotely one day per week or more often as circumstances reasonably warrant with the understanding that the majority of his working time must be in the Company’s offices in Fairport, New York; and provided that the Executive may be required under business circumstances to travel outside of such location in connection with performing his duties under this Agreement.

3.Compensation.

3.1.Base Salary. During the Term, the Company shall pay to Executive an annualized salary of $600,000 (the “Base Salary”), payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices, but not less frequently than monthly. The Base Salary will be reviewed annually by the Board and may be increased (but not decreased without the Executive’s consent) to reflect the Executive’s performance and responsibilities.

3.2.Annual Cash Bonuses. The Executive shall be eligible to earn a cash performance bonus for 2022 and later years during the Term (each, a “Bonus”). During the fourth quarter of each year during the Term, the Board and the Executive shall negotiate in good faith to determine an appropriate target bonus amount for the Bonus in respect of the following year. For 2022, the target bonus range shall be $3,000,000 to $3,500,000. For 2022 only, the Company shall accrue a portion of the Bonus as of the Effective Date (such portion, the “Accrued Bonus”) based on the following formula: the product of $3,250,000 (which is the median of the 2022 target bonus range) multiplied by a fraction, the numerator of which is the number of days since the start of the Company’s fiscal year until the Effective Date divided by 365. The remaining portion of the Bonus in respect of 2022 that shall be earned by the Executive for the portion of the Company’s fiscal year from and after the Effective Date through the end of the Company’s fiscal year in which the Effective Date occurs shall be referred to as the “Stub-Period Bonus.” The minimum amount of the Bonus in respect of 2022 that will be actually payable to Executive shall be the Accrued Bonus, and the Stub-Period Bonus shall be determined at the good faith discretion of the Board; provided, that such Bonus (i.e., the aggregate of the Accrued Bonus and the Stub- Period Bonus) shall not be prorated in 2022 based on the Effective Date (for the avoidance of doubt, this only applies to the cash performance bonus payable to the Executive from the Company in respect of the 2022 year). Each Bonus shall be subject to the satisfaction of the Performance Criteria and to the Executive’s continued employment with the Company through the applicable payment date. The Board will determine in its sole discretion the extent to which the Executive and the Company have achieved the Performance Criteria upon which the bonus is based and the amount of the Bonus. Any earned Bonus shall be paid in cash as soon as practicable in the calendar year immediately following the year to which it relates; provided, however, up to 40% of each Bonus may be deferred and paid in the form of a vested award under the Company’s Long-Term Incentive Plan, pursuant to the terms of the Company’s Deferred Incentive Compensation Program as in effect on the Effective Date, and/or one or more Company equity instruments. For purposes of this Agreement, “Performance Criteria” means Company and individual goals and objectives and key performance indicators established by the Board in its discretion for the applicable bonus year, after discussion and consultation with the Executive.

4.Employee Benefits; Fringe Benefits and Perquisites.

4.1.Benefits. The Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to the Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

4.2.Fringe Benefits; Perquisites. During the Term, the Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to the Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites.

4.3.Vacation. During the Term, the Executive shall be entitled to four weeks’ vacation annually or such other amount as may be set forth in the Company’s vacation policy as may be in effect from time to time during the Term. Vacation time must be used in the year in which it is earned and may not be carried over to the following year. Any accrued, unused vacation shall be forfeited on December 31 of each year.

4.4.Reimbursements.

(a)Business Expenses. Subject to such policies generally applicable to senior executives of the Company, as may from time to time be established by the Board, the Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement (“Expenses”), upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company. For the avoidance of doubt, to the extent that any reimbursements payable to the Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(b)Travel Expenses. The Company shall pay or reimburse the Executive up to a gross amount of $20,000 per year for travel expenses to the Company’s offices in Rochester, New York (or Fairport, New York, as the case may be) that are actually incurred or paid by the Executive, upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

4.5.Controlling Document. To the extent there is any inconsistency between the terms of this Agreement and the terms of any plan or program under which compensation or benefits are provided hereunder, this Agreement shall control. Otherwise, the Executive shall be subject to the terms, conditions and provisions of the Company’s plans and programs, as applicable.

5.Termination.

5.1.Termination Upon Death. This Agreement shall terminate automatically upon the Executive’s death.

5.2.Removal from Position Upon Disability. If during the Term, the Executive incurs a Disability, then the Company, by written notice to the Executive, shall have the right to remove him from his position and any such termination shall not constitute a termination without Cause. For purposes of this Agreement, “Disability” shall have the same meaning given such term in the long-term disability plan or policy maintained by the Company.

5.3.Termination for Cause. The Company may at any time, by written notice to the Executive, terminate the Executive’s employment hereunder for Cause. For purposes hereof, the term “Cause” shall mean: (a) a material breach by the Executive of his fiduciary duties to the Company; (b) the Executive’s material breach of this Agreement or any other agreement between the Company or the Board and the Executive, which, if curable, remains uncured or continues after 30 days’ notice by the Company thereof; (c) the conviction of, or entry of a plea of guilty or nolo contendere to, (i) any crime constituting a felony in the jurisdiction in which committed, (ii) any crime involving moral turpitude (whether or not a felony), or (iii) any other criminal act involving embezzlement, misappropriation of money, or fraud (whether or not a felony); (d) reporting to work or working while using illegal drugs; or (e) the Executive’s material negligence or dereliction in the performance of, or failure to perform the Executive’s duties of employment with the Company, which remains uncured or continues after 30 days’ notice by the Company thereof; or (f) any willful conduct, action or behavior by the Executive that is materially damaging to the Company, whether to the business interests, finance or reputation. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date that the Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered in good faith after such termination and communicated to the Executive within 9 months of his termination of employment.

5.4.Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time.

5.5.Resignation with or without Good Reason.

(a)This Agreement and the Executive’s employment hereunder may be terminated by the Executive with Good Reason at any time as set forth in Section 5.5(b) below, and without Good Reason upon one hundred eighty (180) days advanced written notice from the Executive to the Company.

(b)For purposes of this Agreement, “Good Reason” means any of the following that has not been approved in writing in advance by the Executive: (i) a material diminution of the Executive’s titles including, but not limited to, the appointment of a co-Chief Executive Officer of the Company, the Executive becoming the chief executive officer of a division or subsidiary instead of the Chief Executive Officer of the Company, or the Executive no longer reporting directly to the Board; (ii) a material diminution of the Executive’s duties, responsibilities, authorities or reporting relationship or obligations such that the Executive is no longer serving as the sole most senior executive managing the day-to-day operations of the Company’s business (iii) the failure of the Board to nominate the Executive for election or reelection as a director of TopCo; (iv) a material reduction in the Executive’s Base Salary or target cash bonus (other than pursuant to the terms of this Agreement); (v) a relocation of the Executive’s principal place of employment by more than 50 miles from the Company’s offices in Fairport, New York (other than a relocation to New York, New York); (vi) the Executive is not the Chief Executive Officer of the Company; or (vii) a material breach by the Company of this Agreement or any other agreement between the Company or the Board and the Executive. Notwithstanding the foregoing, “Good Reason” for the Executive to resign shall not exist unless: (A) the Executive provides the Company with written notice of the existence of the condition giving rise to Good Reason specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Good Reason within 90 days after its initial occurrence; (B) the Company fails to remedy such condition within 30 days after its receipt of such written notice; and (C) the Executive resigns within 60 days after the cure period has lapsed. Any resignation or termination pursuant to the terms of this Section 5.5 shall not constitute a breach of this Agreement by either party. In addition to, and in no way limiting, the foregoing, “Good Reason” shall include the agreement of the Board that a resignation shall be treated as a resignation with Good Reason.

5.6.Return of Information and Data. Upon the termination of employment of the Executive’s employment with the Company (the “Termination Date”) or at the request of the Board at any time during the Term, the Executive (or his legal representative) will deliver to the Company all copies of investment strategy descriptions, screens, research procedures manuals, operations and/or marketing procedures manuals, statements of investment objectives, marketing brochures, and other materials of the Company or of any of its affiliates which may be in his possession. The Executive will not retain but will deliver to the Company any other documents, including copies, relating to the information, knowledge or data described above.

6.Compensation Upon Termination. Other provisions of this Agreement notwithstanding, upon the occurrence of an event described in Section 5, the parties shall have the following rights and obligations:

6.1.Death. If the Executive’s employment is terminated during the Term by reason of the Executive’s death, (i) the Company shall pay to the Executive’s estate the Accrued Benefits, and (ii) any and all unvested equity awards granted to him pursuant to the Merger Agreement (including, for clarity, any equity equivalents such as mutual fund awards) which are held by or for the benefit of Executive on the Termination Date shall immediately vest and become non-forfeitable in Executive’s estate. “Accrued Benefits” means: (a) the accrued but unpaid Base Salary through the Termination Date, payable within 30 days following the Termination Date or such earlier date as may be required by law; (b) reimbursement for any unreimbursed Expenses incurred through the Termination Date, payable within 30 days following the Termination Date; and (c) all other earned (including, for clarity, accrued bonus amounts that have not yet been paid to Executive as of the Termination Date) or vested payments, benefits, or fringe benefits to which the Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

6.2.Disability.

(a)If the Executive is removed from his position during the Term because of his Disability, (i) the Company shall pay to the Executive the Accrued Benefits, and (ii) any and all unvested equity awards granted to him pursuant to the Merger Agreement (including, for clarity, any equity equivalents such as mutual fund awards) which are held by or for the benefit of Executive on the Termination Date shall immediately vest and become non-forfeitable in Executive from and after such date. If the Executive is removed from his position during the Term because of his Disability, then the Company shall pay to the Executive a pro-rata portion of the target amount of the annual cash bonus for the year in which the removal occurs based on the number of days in such year through the Termination Date, payable within 30 days following the Termination Date. All payments to be provided to the Executive under this Section 6.2(a) shall be subject to the Executive’s compliance with the restrictions in Section 8.

(b)In addition, the Executive, for the period of time during which his Disability continues, may continue to participate in certain of the employee benefit plans in which he participated immediately prior to his removal. These benefits would include participation in, as applicable and to the extent defined in the Company’s applicable plans, group life, medical/dental and disability insurance plans, each at the same ratio of employer/employee contribution as applicable to the Executive immediately prior to his removal; and, thereafter, at the same ratio of employer/employee contribution as then-applicable to other executive-level employees in the Company. In addition, the Executive shall be entitled to compensation and benefits accrued through the date of his removal from his duties, including any amounts payable to the Executive under any Company profit sharing or other employee benefit plan up to the date of removal, to the extent permitted under the terms of such plan.

6.3.Termination for Cause or Resignation without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or by the Executive without Good Reason, then: (a) the Company shall pay to the Executive the Accrued Benefits; and
(b) the Executive shall immediately forfeit as of the Termination Date his unvested equity and any unpaid annual cash bonuses.

6.4.Termination without Cause or Resignation for Good Reason.

(a)If the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason, the Company shall pay to the Executive the Accrued Benefits. If the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason: (i) the Company shall pay to the Executive cash severance in the amount of $5 million payable (the “Severance Payments”) over the two-year period following the Termination Date; provided, however, any installments that would otherwise be paid before the period for the execution and non-revocation of the Release (as defined below) expires will be retained by the Company and paid with the first payroll period commencing on or after expiration of such period, and (ii) any and all unvested equity awards granted to him pursuant to the Merger Agreement (including, for clarity, any equity equivalents such as mutual fund awards) which are held by or for the benefit of Executive on the Termination Date shall immediately vest and become non-forfeitable in Executive from and after such date. In the event any termination described under this Section 6.4(a) shall occur prior to the full payment to Executive of his Bonus in respect of 2022, then the amount in clause (i) above shall be increased by 60% of the amount of the Accrued Bonus (the “Additional Severance Amount”), provided that the Additional Severance Amount shall be paid to Executive in one cash lump sum at the same time that annual bonuses are paid to the Company’s remaining executives but in no event later than March 15 of the year following the year in which the Termination Date occurs, subject to Executive’s execution and non-revocation of the Release.

(b)All payments to be provided to the Executive under this Section 6.4 shall be subject to the Executive’s (x) compliance with Sections 6.6 through 6.9, the restrictions in Section 8, any other post-termination obligations and agreements governing confidentiality, assignment of inventions, or restrictive covenants, and (y) within no more than forty-five days after the Termination Date, execution of a reasonable and customary general release and waiver of claims against the Company, its affiliates and its and their officers, directors, employees and agents from any and all liability arising from the Executive’s employment relationship with the Company and his service on the board of directors of any of the Company’s affiliates (which release will include an agreement between both parties not to disparage the other and contain restrictive covenants no more extensive than those that apply to Executive hereunder which is provided by the Company to the Executive) that is not revoked during the seven-day period after signing (the “Release”).

6.5.Termination or Repayment of Severance Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially breaches any provision of this Agreement, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and the Executive shall promptly repay to the Company any Severance Payments previously made to the Executive, in each case, without limiting or affecting the Executive’s obligations under this Agreement or the Company’s other rights and remedies available at law or equity; provided that under such circumstance, if the Company determines that the breach is curable, the Company shall provide the Executive with advanced written notice of such material breach and a reasonable opportunity within which to cure any such material breach.

6.6.Return of Company Property. Upon termination of the Executive’s employment for any reason or under any circumstances, the Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers with all files and data stored thereon intact, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials.

6.7.Post-Termination Cooperation. The Executive agrees and covenants that, following the Term, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if the Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which the Executive, by virtue of his employment with the Company or any other position that the Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall compensate Executive at a rate consistent with his Base Salary per hour for services provided in compliance with this Section 6.7 and shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 6.7.

6.8.Post-Termination Non-Assistance. Executive agrees and covenants that, following the Term, he or she shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.

6.9.Other Positions. If Executive holds any other positions with the Company, TopCo, or any of its Affiliates, then upon expiration of the Term or termination of Executive’s employment by the Company for any reason, whether voluntary or involuntary, Executive shall resign such position(s) to be effective no later than the Termination Date (or such other date as requested by the Board).

7.Intellectual Property. All inventions, discoveries, ideas, improvements, innovations or developments, and other intellectual property, whether patentable or not, relating to the existing business or products, or proposed business or products disclosed to the Executive during his employment, of the Company and its affiliates, conceived, generated or reduced to practice by or worked on by Executive, alone or in combination with others, whether or not during working hours, during his employment by the Company (collectively, the “Inventions”), shall be the exclusive property of the Company and its affiliates, and the Executive does and will irrevocably assign to the Company or its designee the Executive’s entire right, title and interest now existing or that may exist in the future in and to any such Inventions. The Executive shall execute and deliver to the Company all assignments and other documents, and take all other action reasonably requested by the Company, at the Company’s expense, during or subsequent to his employment, to vest title in any such Inventions or other intellectual property in the Company and its affiliates and/or to obtain patents, trademarks or copyrights therefor.

8.Restrictive Covenants. In the course of developing its investment advisory business, the Company and its affiliates have developed forms of organization, business processes, procedures, computer software, investment strategies, screens and pricing disciplines, client procurement and retention strategies, marketing and business strategies, and other aspects of its business (collectively, the “procedures”) which it considers, and the Executive acknowledges, to be proprietary and/or distinctive within its businesses. Many of these procedures have been created and refined over a period of many years, at considerable cost, and in some cases may not change for a period of many years. The Company and its affiliates seek to protect its distinctive and proprietary procedures from competitors by obtaining from the Executive various non-disclosure and non-competition agreements, which the Executive acknowledges are reasonably necessary for the protection of the interests of the Company and its affiliates.

8.1.Non-Disclosure.

(a)The Executive shall forever hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be public knowledge (other than as a result of a breach of this Section 8.1 by the Executive), including, without limitation, such information, knowledge or data regarding its or their business or investment methodologies, procedures, programs, source codes, clients, information relating to clients, prices, product strengths and weaknesses, or future developments or plans. The Executive shall not, without the prior written consent of the Company or except as required by law or in a judicial or administrative proceeding with subpoena powers, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)Notwithstanding the foregoing, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(c)Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), the Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.

8.2.Non-Competition. The Executive will not, without the express written consent of the Company, which consent shall not be unreasonably withheld, during the period of the Executive’s employment with the Company, and for a period of two years thereafter, directly or indirectly, (a) engage in (as a principal, partner, director, officer, stockholder (except as permitted below), agent, employee, or consultant); or (b) be financially interested in, any entity materially engaged in any portion of the business of the Company or its affiliates within the territory served, or contemplated to be entered, by the Company or its affiliates on the date of such termination of employment. Nothing contained herein shall (i) prevent the Executive from owning beneficially or of record not more than five percent of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market, (ii) prevent the Executive from being an employee, principal, partner, officer, stockholder or agent of an asset owner (e.g., pension plan, endowment, family office, etc.), or (iii) prevent the Executive from serving on the board of directors or board of trustees of a mutual fund at any time after the 3-month anniversary of the Executive’s termination of employment. The business of the Company and its affiliates shall be defined to include investment management, investment research, advice and discretionary management; custody and trust administration; wealth, benefits and risk management services, and related business.

8.3.Non-Solicitation. The Executive will not, for a period of two years after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of the Company, hire, employ, retain, or contract any person who then is or during one year prior to the termination date was an employee of or consultant to the Company or its affiliates and with whom the Executive has material contact. The Executive will not, for a period of two years after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of the Company, (a) persuade or encourage or attempt to persuade or encourage any customer, client, partner, affiliate, supplier, or vendor of the Company or an affiliate to cease doing business with the Company or an affiliate or to compete with the Company or an affiliate on its own or with any competitor of the Company or an affiliate, or (c) solely with respect to clients or customers for whom the Company or an affiliate is a provider of investment management services with respect to 50% or more of the client’s or customer’s assets under management, do business with, accept or engage any such customer, client, partner, affiliate, supplier, or vendor of the Company or an affiliate for products or services competitive with the Company or an affiliate. The Executive acknowledges that the foregoing restrictions in this Section 8 are necessary since many of the procedures, strategies and other business plans and techniques of the Company and its affiliates have considerable ongoing value.

8.4.Enforceability of Provisions. If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

8.5.Remedy for Breach. The Executive hereby acknowledges that the provisions of this Section 8 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates. In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants. In addition, and without limiting the Company’s other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company in Section 6.

9.Tax Matters.

9.1.Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9.2.Section 280G. In the event that the Executive may become entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Executive (including, without limiting the generality of the foregoing, by reason of the exercise or vesting of any equity awards), would in the absence of this Section 9.2 be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company and the Executive agree that, subject to the Executive’s execution of a customary waiver of any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder (collectively, “Section 280G”)) unless shareholder approval described below is obtained, the Company shall use commercially reasonable efforts to seek shareholder approval of any such excess parachute payments in accordance with Section 280G on a “slate” basis, such that no portion of any parachute payments to the Executive would be subject to the Excise Tax if such shareholder approval is obtained.

9.3.Section 409A. The compensation and benefits provided under this Agreement are intended to qualify for an exemption from or to comply with the requirements of Section 409A of the Code and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), so as to prevent the inclusion in gross income of any compensation or benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Executive, and this Agreement shall be administered and interpreted consistent with such intention. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with or qualify for an exception from Section 409A, the date that the Executive first incurs a “separation from service” within the meaning of Section 409A. To the extent any reimbursement provided under this Agreement is includable in the Executive’s income, such reimbursements shall be paid to the Executive not later than December 31st of the year following the year in which the Executive incurs the expense and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year. Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Executive is a “specified employee” as defined in Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the date that is six months and one day following the Executive’s separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to the Executive during the six-month period immediately following the Executive’s separation from service had the payment commenced as of such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

10.Miscellaneous.

10.1.Clawback. Notwithstanding any other provision of this Agreement to the contrary, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Executive shall return to the Company, or forfeit if not yet paid, the amount of any incentive-based compensation received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Executive under the accounting restatement as determined by the Company.

10.2.Right of Set Off. In the event of a breach by the Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after 10 days prior written notice to the Executive, to set off and apply any and all amounts at any time held by the Company on behalf of the Executive and all indebtedness at any time owing by the Company to the Executive against any and all of the obligations of the Executive now or hereafter existing.

10.3.Notices. Any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, , if to the Company, at its principal office, and, if to the Executive, to him at the address noted in the Company’s records.

10.4.Entire Agreement. This Agreement and the documents referenced herein contain the entire understanding of the Company and the Executive and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement, including the Prior Agreement.

10.5.Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this

Agreement shall control, unless the Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

10.6.Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.7.Governing Law; Jurisdiction. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to any principles of conflicts of laws. Any claim by either party against the other in connection with any provision of this Agreement or any claim, dispute, or controversy arising from the employment as contemplated hereby, (including claims for injunctive relief), may be prosecuted in the applicable court described below. The venue for any claim or action shall be in a court in Rochester, New York, in the Western District of New York (if in federal court) and in Monroe County, New York (if in state court). Each party hereby consents to the exclusive jurisdiction of the courts in the preceding sentence for the claims or actions specified therein (including actions or claims by affiliates of the Company) agrees that service of process shall be sufficient if sent to the applicable party at the address designated pursuant to Section 10.3, by registered or certified mail, postage prepaid, return receipt requested.

10.8.Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors. This Agreement is personal to the Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.9.Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress.

10.10.Headings. The headings of the Sections and Subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

10.11.Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.12.Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

10.13.Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.14.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CALLODINE MIDCO, INC.

By: /s/ James Morrow     Name: James Morrow     Title: Chief Executive Officer

Executive:

By: /s/ Marc Mayer     Name: Marc Mayer
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